As filed with the Securities and Exchange Commission on July 29, 2019

Registration No. 333-207439

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST DATA CORPORATION

(Exact Name of Registrant as specified in its Charter)

Delaware	47-0731996
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Liberty Street, 29th Floor

New York, New York 10281

(800) 735-3362

(Address, including zip code, and telephone number, including area code, of principal executive offices)

2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates

First Data Corporation 2015 Omnibus Incentive Plan

First Data Corporation 2015 Employee Stock Purchase Plan

(Full title of the plan)

Adam L. Rosman, Esq.

Executive Vice President, General Counsel and Secretary

225 Liberty Street, 29th Floor

New York, New York 10281

(800) 735-3362

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

This post-effective amendment (this “Amendment”), filed by First Data Corporation, a Delaware corporation (“First Data”), withdraws and deregisters all unissued and unsold shares of (a) First Data’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and First Data’s Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), that had been previously registered under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates on First Data’s Registration Statement on Form S-8 (File No. 333-207439) (the “Registration Statement”), and (b) the Class A Common Stock that had been previously registered under the First Data Corporation 2015 Omnibus Incentive Plan and First Data Corporation 2015 Employee Stock Purchase Plan on the Registration Statement.

On July 29, 2019, pursuant to an Agreement and Plan of Merger, dated as of January 16, 2019, by and among First Data, Fiserv, Inc., a Wisconsin corporation (“Fiserv”), and 300 Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Fiserv (“Merger Sub”), Merger Sub merged with and into First Data (the “Merger”), with First Data surviving the Merger as a direct, wholly owned subsidiary of Fiserv. As a result of the Merger, First Data has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by First Data in its Registration Statement to remove from registration, by means of a post-effective amendment, any securities of First Data that remain unsold at the termination of the offering, First Data hereby removes from registration all securities under the Registration Statement that remained unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 29, 2019. No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.

FIRST DATA CORPORATION

By:	/s/ Himanshu A. Patel
Name:	Himanshu A. Patel
Title:	Executive Vice President, Chief Financial Officer